                                                                       Exhibit 5

                             MORGAN, LEWIS & BOCKIUS LLP
                                   101 Park Avenue
                              New York, New York  10178




                                            October 25, 1996



LIFESTYLE FURNISHINGS INTERNATIONAL LTD.
  and the Guarantor Subsidiaries (as defined herein)
1300 National Highway
Thomasville, NC 27360


Re:   Registration Statement on Form S-4 (No. 333-11905)
      --------------------------------------------------

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the "Registration Statement") of LIFESTYLE FURNISHINGS INTERNATIONAL LTD., a Delaware corporation (the "Company), and certain subsidiaries of the Company (the "Guarantor Subsidiaries", and collectively with the Company, the "Co-Registrants") which the Co-Registrants have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), we have been requested to render our opinion as to the legality of up to $200,000,000 aggregate principal amount of the Company's 10 7/8% Senior Subordinated Notes due 2006 (the "New Notes") and the related guarantees thereof by the Guarantor Subsidiaries (the "Subsidiary Guaranties"). The New Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding 10 7/8% Senior Subordinated Notes due 2006 (the "Old Notes") pursuant to the Exchange and Registration Rights Agreement dated as of August 5, 1996 among the Company, the Guarantor Subsidiaries, and the Initial Purchasers (as defined therein). The New Notes are to be issued by the Company pursuant to the terms of an Indenture dated as of August 5, 1996 (the "Indenture") among the Company, the Guarantor Subsidiaries, and IBJ Schroder Bank & Trust, as trustee (the "Trustee").

In this regard, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Indenture, (iii) the certificate or articles of incorporation and the by-laws of each of the Company and the Guarantor Subsidiaries and (iv) records of certain corporate proceedings of each of the Company and the Guarantor Subsidiaries relating to, among other things, the issuance and sale of the Old Notes, and the issuance and sale of the New Notes pursuant to an offer to exchange such New Notes for all outstanding Old Notes, as described in the Registration Statement. In addition, we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereinafter expressed.

In our examination of the aforesaid documents, we have assumed without independent investigation the genuiness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, reproduced or conformed copies and the authenticity of all such documents. We have also assumed that the Indenture has been duly authorized, executed and delivered by the Company and each Guarantor Subsidiary, and that the terms of the Old Notes and of the New Notes have been established in accordance with the terms thereof. In addition, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding agreement of the Trustee.

In rendering the opinion set forth below, we have assumed that the new notes and the Subsidiary Guarantees will be issued as described in the Registration Statement.

Based upon the foregoing examination and assumptions and in reliance thereon, it is our opinion that when the New Notes are issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee, and issued and delivered against exchange of the Old Notes in accordance with the terms set forth in the prospectus that forms a part of the Registration Statement, such New Notes and the Subsidiary Guaranties will constitute the legal, valid and binding obligations of the Company and the Guarantor Subsidiaries, respectively.

Our opinion is subject to: (i) the effect of applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and other laws affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferentials transfers; and (ii) the limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion is limited to the federal laws of the United States of America and the laws of the State of New York. The opinions expressed herein are based upon the law and circumstances as they are in effect or exist on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP